UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2012 (February 3, 2012)

HCA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11239	27-3865930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Plaza, Nashville, Tennessee		37203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 344-9551

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On February 6, 2012, HCA Holdings, Inc. (the “Company”) issued a press release announcing, among other matters, its results of operations for the fourth quarter and year ended December 31, 2011, the text of which is set forth as Exhibit 99.1.

Item 7.01.	Regulation FD Disclosure.

On February 6, 2012, the Company issued a press release announcing, among other matters, its results of operations for the fourth quarter and year ended December 31, 2011, the text of which is set forth as Exhibit 99.1.

Item 8.01. Other Events.

On February 3, 2012, the Board of Directors of the Company declared a cash distribution in the aggregate amount of approximately $1 billion (inclusive of the distributions to holders of stock options, restricted share units and stock appreciation rights as described below), or $2.00 per share of the Company’s outstanding common stock (the “Distribution”). The Distribution will be payable on February 29, 2012 to stockholders of record on February 16, 2012 (the “Record Date”).

In connection with the Distribution, the Company will make a cash payment to holders of vested options to purchase the Company’s common stock granted pursuant to the Company’s equity incentive plans. The cash payment will equal the product of (x) the number of shares of common stock subject to such options outstanding on the Record Date, multiplied by (y) the per share amount of the Distribution, less (z) any applicable withholding taxes. In order to effect the cash payment to holders of vested stock options granted pursuant to the Company’s equity incentive plans, the Compensation Committee of the Board of Directors amended the applicable option agreements to provide that, in connection with the Distribution, the Company will make the cash payment described above to holders of vested options granted pursuant to the Company’s equity incentive plans in lieu of adjusting the exercise prices of such options. The Company will reduce the per share exercise prices of any unvested options outstanding as of the Record Date by the per share Distribution amount to the extent the per share exercise price can be reduced under applicable tax rules. If the per share exercise price cannot be reduced by the full amount of the per share Distribution, the Company will pay to each holder of unvested options to purchase shares of the Company’s common stock granted pursuant to the Company’s equity incentive plans outstanding on the Record Date an amount on a per share basis equal to the balance of the per share amount of the Distribution not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to an unvested option to purchase shares of the Company’s common stock as of the Record Date on the date such option becomes vested. The Company will reduce the per share base price of any unvested stock appreciation rights outstanding as of the Record Date by the per share Distribution amount to the extent the base price per stock appreciation right can be reduced under applicable tax rules. If the base price per stock appreciation right cannot be reduced by the full amount of the per share Distribution, the Company will pay to each holder of unvested stock appreciation rights granted pursuant to the Company’s equity incentive plans outstanding on the Record Date an amount on a per stock appreciation right basis equal to the balance of the per share amount of the Distribution not permitted to be applied to reduce the base price of the applicable unvested stock appreciation right as of the Record Date on the date such stock appreciation right becomes vested. In addition, the Company will make a cash payment to each holder of unvested restricted share units under the Company’s equity incentive plans outstanding on the Record Date, on a per share basis, equal to the product of (x) the number of shares of common stock subject to such unvested restricted share units multiplied by (y) an amount equal to the Distribution less (z) any applicable withholding taxes (to be paid as and when the unvested restricted share unit to which such amount relates becomes vested in accordance with the applicable vesting schedule of such restricted share unit).

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit 99.1	Press Release, dated February 6, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCA HOLDINGS, INC.

/s/ R. Milton Johnson
R. Milton Johnson
President and Chief Financial Officer

Date: February 6, 2012

EXHIBIT INDEX

Exhibit 99.1	Press Release, dated February 6, 2012.